Exhibit 10.4

CENTURY ALUMINUM COMPANY
LONG-TERM INCENTIVE PLAN
TIME-VESTING PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Agreement is made as of ________________, ________, (the “Award Date”), between CENTURY ALUMINUM COMPANY (the “Company”) and _________ (“Participant”).

WITNESSETH:

WHEREAS, the Company has adopted the Century Aluminum Company Amended and Restated Long-Term Incentive Plan (the “LTIP”) authorizing the grant of awards of Time-vesting Performance Share Units pursuant to the Company's Amended and Restated 1996 Stock Incentive Plan (the “Stock Incentive Plan”) to eligible individuals in connection with the performance of services for the Company and its Subsidiaries (as defined in the LTIP). The LTIP, including the definition of terms, and the Stock Incentive Plan are incorporated in this Agreement by reference and made a part of it. In the event of any conflict among the provisions of the LTIP or Stock Incentive Plan documents and this Agreement, the LTIP and Stock Incentive Plan documents shall prevail; and

WHEREAS, the Company regards Participant as a valuable contributor to the Company, and has determined that it would be to the advantage and interest of the Company and its stockholders to award to Participant the Time-vesting Performance Share Units provided for in this Agreement, subject to conditions specified in this Agreement, as an inducement to remain in the service of the Company or its Subsidiaries and as a performance incentive during such service;

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants herein contained, the parties to this Agreement hereby agree as follows:

1.	Time-vesting Performance Share Units.

(a)
Award. The Company hereby awards to Participant ______ Time-vesting Performance Share Units pursuant to, and subject to all of the terms and provisions of the Company's Stock Incentive Plan, for the Plan Period.

(b)
Vesting and Payment. The Time-vesting Performance Share Units will vest in full upon the last day of the Plan Period. Upon a Participant's termination of employment by the Company or a Subsidiary due to Retirement, death, Disability or other reason approved by the Committee, Time-vesting Performance Share Units granted to a Participant shall vest pro rata based on the number of days of the Plan Period which have passed prior to such termination, or in such greater amount as may be determined by the Committee in its sole discretion. The remaining portion of any Time-vesting Performance Share Units will be canceled and forfeited. The vested Time-vesting Performance Share Units will be settled for an equivalent number of shares of common stock of the Company within 2-1/2 months after the last day of the Plan Period, or, in the case of death, as soon as administratively practicable following such death. Participant shall forfeit all opportunity to vest in or receive payment for the Time-vesting Performance Share Units upon a termination of employment with the Company and its Subsidiaries prior to the last day of the Plan Period for any reason other than death, Disability, Retirement or other reason approved by the Committee.

2.
Change of Control. Notwithstanding anything to the contrary in this Agreement (but subject to the following sentence), if, prior to the end of the applicable Plan Period, Participant (i) is Terminated Other than for Cause or (ii) terminates Participant's employment for Good Reason, in each case within two years following a Change of Control of the Company, the Time-vesting Performance Share Units shall vest pursuant to the provisions of the Stock Incentive Plan and shall be settled as soon as practicable but not later than 2-1/2 months after such termination (or within such other time period as may be required under Section 409A). Any event or condition described above which occurs prior to a Change in Control but which the recipient reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control (in each case whether or not a change in control occurs), shall be treated as if it occurred following the Change in Control for purposes of this LTIP, notwithstanding that it occurred prior to the Change in Control. Notwithstanding the preceding sentence, the settlement of the Time-vesting Performance Share Units shall not be accelerated unless the Change of Control satisfies the requirements for a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as determined pursuant to Treasury Regulations or other applicable guidance issued under Section 409A. Notwithstanding the provisions of Section 13, the acceleration of vesting of Time-vesting Performance Share Units pursuant to the Stock Incentive Plan, the LTIP and this provision shall not supersede, and shall be subject to, such greater rights as Participant may be entitled to under any severance protection or other agreement with the Company.

3.
Change in Common Stock or Corporate Structure. Upon any stock dividend, stock split, combination or exchange of shares of common stock, recapitalization or other change in the capital structure of the Company, corporate separation or division (including, but not limited to, split-up, spin-off or distribution to Company stockholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets, rights offering, merger, consolidation, reorganization or partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing, the number of Time-vesting Performance Share Units subject to the LTIP Award granted hereunder shall be equitably and appropriately adjusted, and the securities subject to the Time-vesting Performance Share Units shall be equitably and appropriately substituted for new securities or other consideration, as determined by the Committee in accordance with the provisions of the Stock Incentive Plan. Any such adjustment made by the Committee shall be conclusive and binding upon the Participant, the Company and all other interested persons.

4.
Designation of Beneficiaries. On a form provided to the Company, Participant may designate a beneficiary or beneficiaries to receive, in the event of Participant's death, all or part of any amounts to be distributed to Participant under the Agreement.

5.
Stock Certificates. Upon the settlement of the Time-vesting Performance Share Units (and subject to payment by Participant of all applicable withholding taxes pursuant to Section 11), the Company shall cause a stock certificate to be delivered or book entry to be made covering the appropriate number of shares registered on the Company's books in the name of Participant. All Time-vesting Performance Share Units which are issued under this Agreement shall be fully paid and non-assessable.

6.
Voting, Dividends. Participant shall have no rights as a stockholder (including no rights to vote or receive dividends or distributions) with respect to any Time-vesting Performance Share Units until Participant becomes a stockholder upon the settlement of such Time-vesting Performance Share Units in accordance with the terms and provisions of the Agreement and the Stock Incentive Plan. Notwithstanding the foregoing, Participant will be entitled to receive dividend equivalents with respect to the Time-vesting Performance Share Units as provided in this Section 6. Upon an ordinary cash dividend on the shares of common stock of the Company the record date of which is prior to the settlement or forfeiture of any Time-vesting Performance Share Units, the Company shall allocate for Participant an amount equal to the amount of such ordinary cash dividend multiplied by the number of Time-vesting Performance Share Units, and the Company shall pay immediately to Participant any such amounts upon the vesting and settlement of the corresponding Time-vesting Performance Share Units, provided that any rights to receive such amounts shall be forfeited upon the forfeiture of the corresponding Time-vesting Performance Share Units.

7.
Data Privacy. Participant hereby acknowledges that to perform its requirements under the LTIP and the Stock Incentive Plan, the Company and its Subsidiaries may process sensitive personal data about Participant. Such data include but are not limited to the information provided above and any changes thereto and other appropriate personal and financial data about Participant. Participant hereby gives explicit consent to the Company to process any such personal data and/or sensitive personal data. The legal persons for whom such personal data are intended are the Company and any of its Subsidiaries and representatives, including stock brokers, stock record keepers or other consultants. Participant has been informed of his/her right of access and correction to his/her personal data by applying to the Company's director of human resources.

8.
Employee Rights. Participant may not assign or transfer his or her rights under the Agreement except as expressly provided under the Stock Incentive Plan. The Agreement does not create a contract of employment between Participant and the Company or any of its Subsidiaries, and does not give Participant the right to be retained in the employment of the Company or any of its Subsidiaries; nor does it imply or confer any other employment rights, or confer any ownership, security or other rights to Company assets. The LTIP Award provided herein is solely within the discretion of the Company, is not intended to constitute a part of Participant's wages, ongoing or otherwise, and no inference should be drawn or permitted that the grant herein suggests Participant will receive any subsequent grants. If any subsequent grant is in fact made, it shall be in the sole discretion of the Company and the Company is under no obligation to make any future grant or to consider making any future grant. The value of the Time-vesting Performance Share Units awarded under the Agreement (either on the date of LTIP Award or at the time of vesting) shall not be included as compensation or earnings for purposes of any other benefit plan offered by the Company.

9.
Recoupment. The LTIP Award provided under the Agreement shall be subject to recoupment by the Company under and in accordance with the provisions of any Incentive Compensation Recoupment Policy that may be adopted by the Board from time to time.

10.
Delaware Law. This Agreement and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, and any applicable federal law. The invalidity or illegality of any provision herein shall not be deemed to affect the validity of any other provision.

11.
Section 409A. Participant acknowledges that Participant's receipt of certain benefits under this Agreement may be subject to Section 409A of the Code. If the Company determines that the Participant is a “specified employee” (as defined under Section 409A) at the time of termination of employment, payment shall be delayed until six months and one day following termination of employment if the Company determines that such delayed payment is required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. In addition, to the extent that Participant's benefits under this Agreement are payable upon a termination of employment and are subject to Section 409A, a “termination of employment” shall be interpreted to mean a “separation from service” which qualifies as a permitted payment event under Section 409A of the Code.

12.
Withholding. The Company and its Subsidiaries shall have the right to deduct from any payments of any kind due to the recipient hereunder, or to otherwise require payment by the recipient, of the amount of any federal, state or local taxes required by law to be withheld with respect to the amounts earned under the Agreement. In addition, subject to and in accordance with the provisions of the Stock Incentive Plan and the approval of the Company, the Participant may elect to satisfy the withholding requirement with respect to the Time-vesting Performance Share Units by authorizing and directing the Company to withhold shares of common stock of the Company having a fair market value equal to the minimum required statutory withholding amount with respect thereto, in accordance with such procedures as the Company may provide. The Company is not responsible for any tax consequences to Participant relating to the Agreement. Participant alone is responsible for these tax obligations, and hereby agrees to indemnify the Company from any loss or liability it suffers as a result of the failure by Participant to pay such tax obligations.

13.
Entire Agreement; Interpretation; Amendment. The LTIP, Stock Incentive Plan and this Agreement constitute the entire agreement between the Company and Participant pertaining to the subject matter hereof, supersedes all prior or contemporaneous written or verbal agreements and understandings between the parties in connection therewith, and shall not be modified or amended except by written instrument duly signed by the parties. No waiver by either party of any default under the Agreement shall be deemed a waiver of any later default. The various provisions of the Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provision. The Committee shall have the sole and complete authority and discretion to decide any questions concerning the application, interpretation or scope of any of the terms and conditions of the Agreement, and its decisions shall be binding and conclusive upon all interested parties. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Time-vesting Performance Share Unit Award Agreement as of the date first above written. The Participant also hereby acknowledges receipt of a copy of the Century Aluminum Company Amended and Restated Long-Term Incentive Plan and the Century Aluminum Company Amended and Restated 1996 Stock Incentive Plan.

Century Aluminum Company

By
Name, Title

Participant Signature

Participant Printed Name

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